SEC File No. 70-9793

                                       And

                              SEC FILE NO. 70-9941




                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549




                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS




                                FirstEnergy Corp.




Note:   All dollar  amounts shown in this Rule 24  Certificate  are expressed in
----    thousands unless otherwise noted.

------------------------------------:
In the matter of                    :
FirstEnergy Corp.                   :      Certificate Pursuant
                                    :      to Rule 24 of Partial
                                    :      Completion of
                                    :      Transactions
SEC File No. 70-9793                :
SEC File No. 70-9941                :
(Public Utility Holding Company Act :
of 1935)                            :
------------------------------------


TO THE MEMBERS OF THE SECURITIES AND EXCHANGE COMMISSION:

        The undersigned, FirstEnergy Corp (FirstEnergy) hereby certifies pursuant to Rule 24 of the Rules and Regulations under the Public Utility Holding Company Act of 1935 (the Act), that certain of the transactions proposed in the Applications, as amended, filed in SEC File No. 70-9793 and SEC File No. 70-9941, respectively, have been carried out in accordance with the Commission's Orders dated with respect to the said Applications as follows:

Item 1 - Item 5

During the period January 1, 2003 through June 30, 2003, affiliated transactions of FirstEnergy and its subsidiaries are listed on the following table. Affiliated transactions provided by FirstEnergy Service Company (FECO) to its associated companies will be reported on the FECO's 2003 Form U-13-60. The amounts required under the caption "Total Amount Billed" are being filed pursuant to request for confidential treatment.

                                                                                          Total
Associate Company       Associate Company                                                Amount
Rendering Services      Receiving Services   Types of Services Rendered                  Billed
------------------      ------------------   --------------------------                  ------
ATSI                    FECO                 IT Project Costs
ATSI                    FECO                 Construction Services
ATSI                    FECO                 General and Administrative Service
Bay Shore Power         FGCO                 Sale of Steam                                 (b)
Company
CEI                     Advanced             Telecom Cell-Site Rent
                        Technologies
                        Development Corp.
CEI                     ATSI                 Sales of Inventory
CEI                     ATSI                 General and Administrative Services
CEI                     ATSI                 Construction Services
CEI                     Centerior Funding    Accounts Receivable Service Fees
                        Corporation
CEI                     FECO                 General and Administrative Services
CEI                     FECO                 IT Project Costs
CEI                     FECO                 Sales of Inventory
CEI                     FENOC                General and Administrative Services
CEI                     FENOC                Sales of Inventory
CEI                     FGCO                 Construction Services
CEI                     FGCO                 General and Administrative Services
CEI                     FGCO                 Sales of Inventory
CEI                     FGCO                 Leases of Generation Facilities
CEI                     JCP&L                Regional support services
CEI                     OE                   Construction Services
CEI                     OE                   General and Administrative Services
CEI                     OE                   Sales of Inventory

                                       1


Associate Company       Associate Company                                                Amount
Rendering Services      Receiving Services   Types of Services Rendered                  Billed
------------------      ------------------   --------------------------                  ------
CEI                     Penn                 Construction Service
CEI                     Penn                 Sales of Inventory
CEI                     TE                   Construction Services
CEI                     TE                   Sales of Inventory
Centerior Energy        FES                  Energy Consulting Services
Services, Inc.
Dunbar Mechanical,      FENOC                HVAC Services                                 (a)
Inc.
Dunbar Mechanical,      FGCO                 HVAC Services                                 (a)
Inc.
Dunbar Mechanical,      TE                   HVAC Services                                 (a)
Inc.
Elliot-Lewis            JCP&L                HVAC Services                                 (c)
Corporation
Elliot-Lewis            Met-Ed               HVAC Services                                 (c)
Corporation
FENOC                   CEI                  Construction Services
FENOC                   CEI                  General and Administrative Services
FENOC                   CEI                  Plant Operation & Maintenance
                                             Services
FENOC                   FECO                 General and Administrative Services
FENOC                   FECO                 IT Project Costs
FENOC                   FECO                 Sales of Inventory
FENOC                   FGCO                 General and Administrative Services
FENOC                   FGCO                 Sales of Inventory
FENOC                   OE                   General and Administrative Services
FENOC                   OE                   Plant Operation & Maintenance
                                             Services
FENOC                   OE                   Sales of Inventory
FENOC                   Penn                 Construction Services
FENOC                   Penn                 General and Administrative Services
FENOC                   Penn                 Plant Operation & Maintenance
                                             Services
FENOC                   TE                   Construction Services
FENOC                   TE                   General and Administrative Services
FENOC                   TE                   Plant Operation & Maintenance
                                             Services
FENOC                   GPUN                 Plant Operation & Maintenance
                                             Services
FENOC                   JCP&L                General and Administrative Services
FENOC                   Met-Ed               General and Administrative Services
FENOC                   Penelec              General and Administrative Services
FES                     FECO                 General and Administrative Service
FES                     FECO                 Construction Services
FES                     FECO                 IT Project Costs
FES                     MARBEL               General and Administrative Service
FES                     MARBEL               Sale of Natural Gas
FES                     Northeast Ohio       General and Administrative Service
                        Natural Gas Corp.
FES                     Northeast Ohio       Sale of Natural Gas
                        Natural Gas Corp.
FES                     OE                   Construction Services
FES                     OE                   Natural Gas Combustion Turbine
                                             Operations
FES                     FEFSG                General and Administrative Service
FES                     The E Group          General and Administrative Service
FES                     TE                   Natural Gas Combustion Turbine
                                             Operations
FGCO                    Bay Shore Power      Sale of Fuel Oil
                        Company
FGCO                    Bay Shore Power      Plant Operation & Maintenance
                        Company              Services
FGCO                    Bay Shore Power      Consumption and/or sale of emission
                        Company              allowances

                                       2

Associate Company       Associate Company                                                Amount
Rendering Services      Receiving Services   Types of Services Rendered                  Billed
------------------      ------------------   --------------------------                  ------
FGCO                    CEI                  Construction Services
FGCO                    CEI                  General and Administrative Service
FGCO                    CEI                  Plant Operation & Maintenance
                                             Services
FGCO                    CEI                  Sales of Inventory
FGCO                    FECO                 General and Administrative Service
FGCO                    FECO                 Construction Services
FGCO                    FECO                 IT Project Costs
FGCO                    FENOC                General and Administrative Service
FGCO                    FENOC                Sales of Inventory
FGCO                    MARBEL               General and Administrative Service
FGCO                    OE                   Sales of Inventory
FGCO                    OE                   Construction Services
FGCO                    TE                   Construction Services
FGCO                    TE                   General and Administrative Service
FGCO                    TE                   Plant Operation & Maintenance
                                             Services
FGCO                    JCP&L                Plant Operation & Maintenance
                                             Services
FGCO                    JCP&L                Sales of Inventory
FGCO                    Met-Ed               Plant Operation & Maintenance
                                             Services
FirstEnergy             CEI                  Building Rental
Properties, Inc.
FirstEnergy             FECO                 Building Rental
Properties, Inc.
FirstEnergy             FEFSG                Building Rental
Properties, Inc.
FirstEnergy             FES                  Building Rental
Properties, Inc.
FirstEnergy             FGCO                 Building Rental
Properties, Inc.
MARBEL                  MARBEL HoldCo, Inc.  Management Services
MARBEL                  Northeast Ohio       Management Services
                        Natural Gas Corp.
Northeast Ohio          MARBEL               Sale of Natural Gas
Natural Gas Corp.
OE                      Advanced             Telecom Cell-Site Rent
                        Technologies
                        Development Corp.
OE                      ATSI                 Construction Services
OE                      ATSI                 Sales of Inventory
OE                      CEI                  Sales of Inventory
OE                      CEI                  Regional support services
OE                      CEI                  Sales of Transformers & Meters
OE                      CEI                  Construction Services
OE                      FECO                 Construction Services
OE                      FECO                 Sales of Inventory
OE                      FECO                 General and Administrative Services
OE                      FECO                 IT Project Costs
OE                      FENOC                Sales of Inventory
OE                      FES                  Sales of Inventory
OE                      FGCO                 Sales of Inventory
OE                      FGCO                 Regional support services
OE                      FGCO                 Construction Services
OE                      FGCO                 Lease of Generation Facilities
OE                      FirstEnergy          Sales of Inventory
OE                      GPUS                 Sales of Inventory
OE                      JCP&L                Regional support services
OE                      Penelec              Regional support services
OE                      Penn                 Sales of Inventory
OE                      Penn                 Regional support services
OE                      Penn                 Construction Services
OE                      TE                   Sales of Inventory
OE                      TE                   Regional support services

                                       3

Associate Company       Associate Company                                                Amount
Rendering Services      Receiving Services   Types of Services Rendered                  Billed
------------------      ------------------   --------------------------                  ------
OE                      TE                   Construction Services
OES Capital, Inc.       FES                  Demand Side Management Loan
                                             Servicing
OES Capital, Inc.       OE                   General and Administrative Services
OES Nuclear, Inc.       OE                   Lease of Generation Facility
Penn                    ATSI                 Construction Services
Penn                    CEI                  Construction Services
Penn                    CEI                  Sales of Inventory
Penn                    CEI                  Regional support services
Penn                    FECO                 Construction Services
Penn                    FECO                 Plant Operations & Maintenance
                                             Services
Penn                    FECO                 Sales of Inventory
Penn                    FECO                 IT Project Costs
Penn                    FECO                 General and Administrative Services
Penn                    FGCO                 Construction Services
Penn                    FGCO                 Lease of Generation Facilities
Penn                    FENOC                General and Administrative Services
Penn                    FENOC                Sales of Inventory
Penn                    OE                   Construction Services
Penn                    OE                   Sales of Inventory
Penn                    TE                   Construction Services
Roth Bros., Inc.        CEI                  HVAC Services                                 (a)
Roth Bros., Inc.        FENOC                HVAC Services                                 (a)
Roth Bros., Inc.        FGCO                 HVAC Services                                 (a)
Roth Bros., Inc.        FirstEnergy          HVAC Services                                 (a)
                        Properties, Inc.
Roth Bros., Inc.        GPU Telcom           HVAC Services                                 (a)
Roth Bros., Inc.        OE                   HVAC Services                                 (a)
Sautter Crane Rental,   JCP&L                Crane Rental                                  (c)
Inc.
Sautter Crane Rental,   Met-Ed               Crane Rental                                  (c)
Inc.
TE                      Advanced             Telecom Cell-Site Rent
                        Technologies
                        Development Corp.
TE                      Advanced             Construction Services
                        Technologies
                        Development Corp.
TE                      ATSI                 General and Administrative Services
TE                      CEI                  Construction Services
TE                      CEI                  Sales of Inventory
TE                      Ceterior Funding     Accounts Receivable Service Fees
                        Corp.
TE                      FECO                 General and Administrative Services
TE                      FECO                 IT Project Costs
TE                      FECO                 Sales of Inventory
TE                      FECO                 Construction Services
TE                      FENOC                Sales of Inventory
TE                      FENOC                General and Administrative Service
TE                      FES                  General And Administrative Service
TE                      FES                  Construction Services
TE                      FGCO                 General and Administrative Services
TE                      FGCO                 Construction Services
TE                      FGCO                 Sales of Inventory
TE                      FGCO                 Leases of Generation Facilities
TE                      OE                   Construction Services
TE                      OE                   General and Administrative Services
TE                      OE                   Sales of Inventory
TE                      OE                   Regional support services
TE                      Penn                 Sales of Inventory

                                       4

Associate Company       Associate Company                                                Amount
Rendering Services      Receiving Services   Types of Services Rendered                  Billed
------------------      ------------------   --------------------------                  ------
Warrenton River         FGCO                 Loading, unloading and storage of
Terminal, Ltd.                               coal & petcoke


(a) Services rendered by Dunbar Mechanical, Inc. and Roth Bros., Inc. to their associate companies are provided at cost, except for certain contacts prior to the FirstEnergy/GPU merger which remain open are provided at fair market prices until December 31, 2003. At that time, all contracts to associate companies will be provided at cost.
(b) Sale of steam by Bay Shore Power Company to FirstEnergy Generation Corp. is provided at fair market prices. FirstEnergy intends to seek supplemental authority in a post-effective amendment to permit this contract to remain in effect.
(c) Services rendered by Elliott-Lewis Corporation and Sautter Crane Rental, Inc. to their associate companies are provided at cost.

American Transmission Systems, Incorporated (ATSI)
FirstEnergy Facilities Services Group, LLC (FEFSG)
FirstEnergy Generation Corp. (FGCO)
FirstEnergy Nuclear Operating Company (FENOC)
FirstEnergy Service Company (FECO)
FirstEnergy Solutions Corp. (FES)
GPU Service, Inc. (GPUS)
GPU Telcom Services, Inc. (GPU Telcom)
Jersey Central Power & Light Company (JCP&L)
MARBEL Energy Corporation (MARBEL)
Metropolitan Edison Company (Met-Ed)
Ohio Edison Company (OE)
Pennsylvania Electric Company (Penelec)
Pennsylvania Power Company (Penn)
The Cleveland Electric Illuminating Company (CEI)
The Toledo Edison Company (TE)

                                    SIGNATURE


        The undersigned registered holding company has duly caused this semi-annual report to be signed on its behalf by the undersigned officer thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                              FIRSTENERGY CORP.



August 28, 2003
                              By:          /s/ Harvey L. Wagner
                                    ----------------------------------------
                                               Harvey L. Wagner
                                          Vice President, Controller
                                         and Chief Accounting Officer
                                        (Principal Accounting Officer)

                                       6